Exhibit 99.1


       Spectrum Brands Finalizes Divestiture of Fertilizer Technology and
                     Canadian Professional Products Business


ATLANTA, January 26, 2006 - (SPC: NYSE) - Spectrum Brands today announced that it has completed the sale of its fertilizer technology and Canadian professional products business to Agrium, Inc., in line with Spectrum Brands' strategy to focus exclusively on consumer products. Net proceeds from the sale of approximately $83 million will be utilized to reduce Spectrum Brands' outstanding debt balance.


In order to assist investors in better understanding the impact of acquisitions and divestitures on its ongoing business, the company has made available certain supplementary information. This information, a representation of fiscal 2005 quarterly results adjusted to include the FY2005 acquisitions of United Industries, Tetra Holding and Jungle Labs, and the divestiture of its fertilizer technology and Canadian professional products business, can be found on the company's website at http://phx.corporate-ir.net/phoenix.zhtml?c=75225&p=irol-presentations.)


Spectrum Brands management and certain investors use adjusted results of operations as one means of analyzing the company's current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this supplementary information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. While management believes this supplemental information is useful, adjusted results are not intended to replace the company's GAAP financial results and should be read in conjunction with those GAAP results.


About Spectrum Brands, Inc.
---------------------------
Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries and portable lighting, lawn and garden care products, specialty pet supplies, shaving and grooming and personal care products, and household insecticides. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.


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Investor Contact:                                 Media Contact:
-----------------                                 --------------
Nancy O'Donnell                                   Dave Doolittle
VP Investor Relations                             Ketchum for Spectrum Brands
770-829-6208                                      404-879-9266
                                                  david.doolittle@ketchum.com